The transformation to a holding company structure described in this press release involves securities of a Japanese company. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in this document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than in connection with the transformation to a holding company structure, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

May 13, 2021

To Whom It May Concern,

Company:	The Juroku Bank, Ltd.
Representative:	Yukio Murase, President and CEO
Stock code:	8356 (TSE/NSE 1st Section)
Contact:	Eiji Kodama, Executive Officer and General Manager, Corporate Planning Division
TEL: +81 (0)58-265-2111

Notice Regarding Transformation to a Holding Company Structure through Sole Share Transfer

As announced in the Notice Regarding Commencement of Consideration of Transformation to a Holding Company Structure issued on September 24, 2020, The Juroku Bank, Ltd. (President and CEO: Yukio Murase) resolved at its board of directors meeting held on that date to commence consideration of a transition to a holding company structure. At its board of directors meeting held today, the Bank resolved to establish a holding company (sole parent company) called Juroku Financial Group, Inc. (the “Holding Company”) through a sole share transfer (the “Share Transfer”) and transition to a holding company structure effective October 1, 2021 (date subject to change), subject to approval of the proposal to be presented at the annual general meeting of shareholders scheduled to be held on June 18, 2021 and the necessary approvals by the relevant regulatory authorities.

As the Share Transfer will be conducted solely by the Bank, some of the items for disclosure have been omitted.

1.	Objectives of Transition to a Holding Company Structure through Sole Share Transfer

As a financial institution with its operating bases in Gifu and Aichi prefectures, the Bank’s aim has been to become a comprehensive financial group that builds a future with its local communities and achieves sustainable growth with local economies by creating common value through engagement in dialogue with local communities for the purpose of contributing to stimulating the local economy. Recently, the Group has been seeking to step up its group management system in order to respond to rapidly advancing digital transformation and the needs and challenges of our customers and local communities, in addition to SDGs and regional revitalization efforts.

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At the same time, there have been major changes in the business environment surrounding regional financial institutions, such as the ongoing low-interest policy, intensifying competition across industries and business categories, a shrinking and ageing population, and increasing uncertainty about the future market scale due to structural changes in the structure of industry. In order to contribute to the realization of a sustainable society, regional financial institutions must transform their business models and adapt to deregulation.

For these reasons, the Group has decided to transition to a holding company structure in order to expand our business domain such as by establishing new businesses, strengthen collaboration and optimize the allocation of resources within the Group by reforming the thinking and behavior of our officers and employees, enhance auditing and supervisory functions, and accelerate business execution.

Under the holding company structure, with the mission of “achieving growth and prosperity for our customers and the local community” as part of our Group management philosophy, the Group will work to enhance corporate value by creating a business structure that can respond flexibly to changes in the business environment in order to support our customers’ businesses, in which the Group’s management resources are concentrated, and fulfil our obligations toward sustainable regional growth.

In addition, the Holding Company will be a company with an audit and supervisory committee, further enhancing its corporate governance by strengthening not only the decision-making function, but also the auditing and supervisory function of the board of directors.

Because the Bank will become a wholly owned subsidiary company of the Holding Company through the Share Transfer, the shares of the Bank will be delisted. However, the Group intends to apply to list the shares of the Holding Company—which will be delivered to all shareholders of the Bank as consideration for the shares of the Bank—on the First Section of the Tokyo Stock Exchange, Inc. (the “TSE”) and the First Section of the Nagoya Stock Exchange, Inc. (the “NSE”). The date of listing depends on the reviews by the TSE and NSE, but is scheduled for October 1, 2021, which is the date of registration of the establishment of the Holding Company and the effective date of the Share Transfer. This policy means that the stock will effectively remain listed.

2.	Procedures for Transition to Holding Company Structure

The Bank plans to transition to a holding company structure using the following process.

Step 1: Establishment of Holding Company through Sole Share Transfer

The Holding Company will be established through the Share Transfer effective October 1, 2021, pursuant to which the Bank will become the wholly owned subsidiary company of the Holding Company.

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Step 2: Reorganization of Group Operating Companies

After the establishment of the Holding Company, six consolidated subsidiary companies of the Bank (i.e., Juroku Research Institute Co., Ltd., Juroku Tokai Tokyo Securities Co., Ltd., Juroku Card Co., Ltd., Juroku Lease Co., Ltd., Juroku Computer Service Co., Ltd., and NOBUNAGA Capital Village Co., Ltd.) are expected to be reorganized with the Holding Company as the direct investing company, with the aim of enhancing collaboration within the group. The specific details, methods, and timing of that reorganization will be announced as they are determined.

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3.	Outline of the Share Transfer
(1)	Schedule of the Share Transfer
Record date for annual general meeting of shareholders	Wednesday, March 31, 2021
Board of directors meeting to approve the share transfer plan	Thursday, May 13, 2021
Annual general meeting of shareholders to approve the share transfer plan	Friday, June 18, 2021	(date subject to change)
Delisting of the shares of the Bank	Wednesday, September 29, 2021	(date subject to change)
Registration of establishment of the Holding Company (effective date)	Friday, October 1, 2021	(date subject to change)
Listing of the shares of the Holding Company	Friday, October 1, 2021	(date subject to change)

This schedule is subject to change as necessary due to the progress of the Share Transfer or for any other reason.

(2)	Format of the Share Transfer

Sole share transfer with the Bank as the wholly owned subsidiary company resulting from the Share Transfer and the Holding Company as the sole parent company incorporated in the Share Transfer.

(3)	Details of allotment in the Share Transfer (share transfer ratio)
Company	Juroku Financial Group, Inc. (sole parent company incorporated in the Share Transfer)	The Juroku Bank, Ltd. (Wholly owned subsidiary company resulting from the Share Transfer)
Share transfer ratio	1	1
(i)	Share transfer ratio

All shareholders of the Bank immediately before the timing of the acquisition by the Holding Company of all issued shares of the Bank under the Share Transfer will receive an allotment of one share of the common stock of the Holding Company per share of common stock of the Bank that they hold.

(ii)	Number of shares per unit

The Holding Company will adopt a share unit system, with one unit equaling 100 shares.

(iii)	Basis for calculation of the share transfer ratio

The Share Transfer is a sole share transfer to establish a sole parent company of the Bank, and there is no change in the shareholding structure of the Bank or the Holding Company at the time of the Share Transfer; therefore, with the principal concern that no disadvantage be incurred by the shareholders of the Bank, each shareholder will receive an allotment of one share of the common stock of the Holding Company per share of the common stock of the Bank that they hold.

(iv)	Results, method, and basis of calculation by third-party organization

As stated in (iii) above, the Share Transfer is a sole share transfer by the Bank, and therefore no calculation of the share transfer ratio has been conducted by a third-party organization.

(v)	Number of new shares to be delivered through the Share Transfer (subject to change)

37,924,134 shares of common stock (subject to change)

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However, if there is a change in the total number of issued shares of the Bank prior to the Share Transfer taking effect, there will also be a change in the above number of new shares to be delivered by the Holding Company. For each treasury share held by the Bank as of the effective date of the Share Transfer, the same number of shares of the common stock of the Holding Company will be allotted. As a result, the Bank will temporarily hold shares of common stock of the Holding Company, which it will dispose of promptly in accordance with laws and regulations.

(4)	Matters regarding share options and bonds with share options in relation to the Share Transfer

Share options of the Holding Company will be delivered and allotted to the holders of share options issued by the Bank, with the equivalent conditions and in the same number as the share options of the Bank, in exchange for the share options of the Bank. The Bank has not issued any bonds with share options.

(5)	Handling of new listing of the Holding Company

The Bank intends to apply to list the shares of the newly established Holding Company on the First Sections of the TSE and the NSE (Technical Listing), with the listing date scheduled for October 1, 2021. Because the Bank will become the wholly owned subsidiary company of the Holding Company through the Share Transfer, the shares of the Bank are expected to be delisted from the First Sections of the TSE and the NSE on September 29, 2021 prior to the listing of the Holding Company’s shares.

The date of delisting is determined in accordance with the rules of the TSE, and is therefore subject to change.

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4.	Outline of the Companies under the Share Transfer

(as of March 31, 2021)

(1)	Name	The Juroku Bank, Ltd.
(2)	Address:	8-26 Kandamachi, Gifu-shi
(3)	Name and position of representative	Yukio Murase, President and CEO
(4)	Description of business	Banking
(5)	Stated capital	JPY 36,839 million
(6)	Date of establishment	August 8, 1877
(7)	Number of issued shares	37,924,134 shares
(8)	Fiscal year end	March 31
(9)	Major shareholders and shareholding ratios	The Master Trust Bank of Japan, Ltd. (trust account)		5.24%
		Custody Bank of Japan, Ltd. (trust account)		4.99%
		The Juroku Bank Employee Shareholders’ Association		3.09%
		MUFG Bank, Ltd.		2.72%
		Fuji Baking Group Co., Ltd.		2.56%
		Meiji Yasuda Life Insurance Company		2.47%
		Sompo Japan Insurance Inc.		2.31%
		Tokio Marine & Nichido Fire Insurance Co., Ltd.		1.58%
		Seino Holdings Co., Ltd.		1.49%
		The Bank of Nagoya, Ltd.		1.43%
(10)	Operational results and financial condition for the most recent three years			(units: JPY million)
	Fiscal year end	March 2019	March 2020	March 2021
	Consolidated net assets	370,198	366,403	403,009
	Consolidated total assets	6,369,156	6,472,453	7,238,375
	Consolidated net assets per share (JPY)	9,477.86	9,368.09	10,424.06
	Consolidated ordinary revenue	104,380	106,860	111,346
	Consolidated ordinary income	16,277	19,497	24,608
	Current net income attributable to shareholders of the parent company	10,658	12,862	14,722
	Consolidated net income per share (JPY)	285.29	344.22	393.94
	Dividend per share (JPY)	70.00	80.00	90.00

Note 1: The dividend per share for fiscal year end March 2020 of JPY 80 includes a special dividend of JPY 10.

Note 2: The dividend per share for fiscal year end March 2021 of JPY 90 includes a commemorative dividend of JPY 10.

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5.	Outline of the Holding Company to be Established through the Share Transfer (sole parent company established in the share transfer) (Scheduled)
(1)	Name	Juroku Financial Group, Inc.
(2)	Address:	8-26 Kandamachi, Gifu-shi
(3)	Representative and board members (subject to change)	Representative Director and Chairman	Yukio	Murase	(Currently	President and CEO of the Bank	)
		Representative Director and President	Naoki	Ikeda	(Currently	Deputy President of the Bank	)
		Director and Deputy President	Akihide	Ishiguro	(Currently	Director and Managing Executive Officer of the Bank	)
		Director	Yukiyasu	Shiraki	(Currently	Director and Managing Executive Officer of the Bank	)
		Director	Shin	Mishima	(Currently	Director and Managing Executive Officer of the Bank	)
		Director	Hiroyuki	Ota	(Currently	Director and President of Juroku Tokai Tokyo Securities	)
		Director	Kikuo	Asano	(Currently	Outside Director of the Bank	)
		Director	Satoko	Ito	(Currently	Outside Director of the Bank	)
		Director (Audit & Supervisory Committee Member)	Naohiko	Ishikawa	(Currently	Standing Audit & Supervisory Board Member of the Bank	)
		Director (Audit & Supervisory Committee Member)	Shinji	Ishihara	(Currently	Outside Audit & Supervisory Board Member of the Bank	)
		Director (Audit & Supervisory Committee Member)	Satoe	Tsuge
Note: Directors Kikuo Asano and Satoko Ito and Directors (Audit & Supervisory Committee Members) Shinji Ishihara and Satoe Tsuge are outside directors defined in Article 2, item (xv) of the Companies Act.
(4)	Description of business

(i)       Banking business and management of companies that can be held as subsidiaries pursuant to the      Banking Act;

(ii)      all other business incidental or related to the above; and

(iii)     business other than that in the preceding two items that can be conducted by the holding company of        a bank pursuant to the Banking Act.

(5)	Stated capital	JPY 36,000 million
(6)	Fiscal year end	March 31

6.	Outline of Accounting Treatment of the Share Transfer

The Share Transfer constitutes a common control transaction for the purpose of corporate accounting, and therefore does not affect profit and loss.

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7.	Future Outlook

The Bank will become a wholly owned subsidiary company of the Holding Company through the Share Transfer. As a result, the Bank’s performance will be reflected in the consolidated performance of the Holding Company, the sole parent company of the Bank. The effect of the Share Transfer on the Bank’s performance will be minimal.

End

Reference: Consolidated financial forecasts for the current fiscal year (as of May 13, 2021) and consolidated financial results for previous fiscal year

	Ordinary revenue	Ordinary income	Current net income attributable to the parent company	Current net income per share
Financial forecasts for current fiscal year (YE March 2022)	JPY million	JPY million	JPY million	JPY
	108,000	21,900	14,000	374.60
Financial results for previous fiscal year (YE March 2021)	111,346	24,608	14,722	393.94

Please direct inquiries regarding this matter to:

Public & Investors Relations Office, Corporate Planning Division TEL: +81 (0)58-266-2511

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